Exhibit 99.1

For Immediate Release Sept. 11, 2003	Media Contact: Dan Quinn (617) 591-5849	Investor Contact: Sally Curley (617) 591-7140

Genzyme Completes Tender Offer for Shares of SangStat Medical Corporation

        CAMBRIDGE, Mass.—Genzyme Corp. (Nasdaq: GENZ) announced today that, through a wholly-owned subsidiary, it has completed its tender offer to acquire outstanding shares of SangStat Medical Corp. (Nasdaq: SANG) for $22.50 per share. Approximately 26 million shares, or 98 percent of shares outstanding, were tendered and accepted for payment. The tender offer and withdrawal rights expired at midnight on Sept. 10, 2003.

        Genzyme anticipates that it will complete the transaction to acquire SangStat by early next week.

        Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. The company's broad product portfolio is focused on rare genetic disorders, renal disease, and osteoarthritis, and includes an industry-leading array of diagnostic products and services. Genzyme's commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need. Genzyme's more than 5,300 employees worldwide serve patients in more than 80 countries.

        SangStat Medical Corporation is a global biotechnology company focused on immunology and working to discover, develop and market high value therapeutic products in the autoimmune, hematology/oncology and immunosuppression areas. SangStat's U.S. headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat's stock is traded on the NASDAQ under the symbol "SANG."

        This press release contains forward-looking statements, including statements about the anticipated timing of the completion of the acquisition of SangStat by Genzyme. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others: the timing of delivery of shares that were tendered pursuant to guaranteed delivery procedures; the receipt of third party consents, to the extent required, and the timing thereof; and the risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation Exhibit 99.2 to Genzyme's 2002 Annual Report on Form 10-K, as amended. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise these statements.

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